Exhibit 99.1

News Release

For more information, please contact:
MEDIA:
Kristine Mulford
312-549-5522
Kristine.mulford@conagra.com

INVESTORS:
Brian Kearney
312-549-5002
ir@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS AND THE J.M. SMUCKER COMPANY TERMINATE AGREEMENT FOR SALE OF WESSON OIL BUSINESS

CHICAGO, Ill., Mar. 6, 2018 – Conagra Brands, Inc. (NYSE: CAG) today announced that the company and The J.M. Smucker Company have terminated their agreement regarding the sale of Conagra’s Wesson oil business to The J.M. Smucker Company. This outcome follows the decision of the Federal Trade Commission, announced on March 5, 2018, to challenge the pending transaction. Conagra Brands issued the following statement:

“While we are disappointed by and disagree with the Commission’s decision, we have determined that it is in the best interest of our shareholders, customers and employees to terminate the agreement to sell the Wesson oil business to The J.M. Smucker Company rather than pursue litigation.”

The company intends to continue its evaluation of the role of the Wesson oil business within its portfolio.

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim® and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Blake’s®, Frontera®, Duke’s® and Angie’s® BOOMCHICKAPOP®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

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